Exhibit 5.8

June 25, 2013

URS Corporation

600 Montgomery Street, 26th Floor

San Francisco, California 94111-2728

Re:	Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-187968); Exchange Offer for up to $400,000,000 in Aggregate Principal Amount of 3.850% Senior Notes Due 2017 and up to $600,000,000 in Aggregate Principal Amount of 5.000% Senior Notes Due 2022 of URS Corporation and URS Fox US LP

Ladies and Gentlemen:

We have acted as special local counsel to URS Corporation – North Carolina, a North Carolina professional corporation (“URS-NC”) and subsidiary of URS Corporation, a Delaware corporation (the “Parent”), in connection with the issuance of up to $400,000,000 aggregate principal amount of the 3.850% Senior Notes due 2017 and up to $600,000,000 in aggregate principal amount of the 5.000% Senior Notes due 2022 (collectively, the “Exchange Notes”) of Parent and URS Fox US LP, a Delaware limited partnership (together with the Parent, the “Issuers”), and the guarantees of the Exchange Notes by each of the guarantors (the “Guarantees”), including the guarantee of URS-NC (the “NC Guarantee”), party to a base indenture, dated as of March 15, 2012, among the Issuers and U.S. Bank National Association, as trustee (“Trustee”), supplemental indentures thereto, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee (together with the base indenture, the “Indenture”), and a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on April 17, 2013, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on June 25, 2013 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for the Issuers’ outstanding 3.850% Senior Notes due 2017 and 5.000% Senior Notes due 2022, as applicable, and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon

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Smith Moore Leatherwood LLP ¡ Attorneys at Law ¡ www.smithmoorelaw.com

434 Fayetteville Street Suite 2800 PO Box 27525 (27611) Raleigh, NC 27601 ¡ 919.755.8700

Atlanta, GA ¡ Charleston, SC ¡ Charlotte, NC ¡ Greensboro, NC ¡ Greenville, SC ¡ Raleigh, NC ¡ Wilmington, NC

URS Corporation

June 25, 2013

certificates of public officials, and certificates and other assurances of officers of the Issuers, the guarantors and others as to factual matters without having independently verified such factual matters. We have assumed the correctness of the factual matters contained in such reliance sources. We are opining herein as to the internal laws of the State of North Carolina, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. We note that our firm is separately rendering an opinion of even date with respect to B.P. Barber & Associates, Inc., a South Carolina professional corporation, as to related matters described therein. In rendering this opinion with respect to URS-NC, except for the specific opinions covered by this opinion, we have relied upon the opinion issued on June 25, 2013 by Latham & Watkins LLP to you as of such date.

As special local counsel to URS-NC, we have represented URS-NC solely in connection with the issuance of this opinion. No inference should be drawn as to our knowledge beyond the scope of the specific matters as to which we have been engaged as special local counsel to URS-NC.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. URS-NC is a professional corporation in existence under the laws of the State of North Carolina.

2. The NC Guarantee and the Indenture have been executed and delivered by URS-NC, and the issuance of the NC Guarantee has been duly authorized by all necessary corporate action of URS-NC.

This opinion letter is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and Latham & Watkins LLP, in its rendering of its opinion to you dated June 25, 2013, and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving

URS Corporation

June 25, 2013

such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Smith Moore Leatherwood LLP